Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

dated as of

April 30, 2004

between

PHARMACOPEIA, INC.

and

PHARMACOPEIA DRUG DISCOVERY, INC.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

ARTICLE II EMPLOYEES AND ALLOCATIONS OF LIABILITIES

2.1 Identification and Employment.
2.2 Spinco Assumption of Liabilities.

ARTICLE III SAVINGS PLANS

3.1 Transition Period
3.2 Establishment of and Transfer to the Spinco Savings Plan.

ARTICLE IV WELFARE PLANS

4.1 Continuation in Supplier Welfare Plans
4.2 Establishment of Welfare Plans.
4.3 Vacation and Sick Pay Liabilities.
4.4 Medical Spending/Dependent Care Accounts.
4.5 Severance.
4.6 Workers’ Compensation and Unemployment Compensation.
4.7 HIPAA Business Associate Provisions.

ARTICLE V EXECUTIVE COMPENSATION PROGRAMS

5.1 Supplier Non-Qualified Plan.
5.2 Bonus Plans.

ARTICLE VI STOCK INCENTIVE PLANS

6.1 Stock Option Awards.
6.2 Employee Stock Purchase Plan.

ARTICLE VII FOREIGN PLANS

7.1 Foreign Retirement Plans.
7.2 Foreign Welfare Plans.

ARTICLE VIII ACCOUNTING

8.1 Payment of and Accounting Treatment for Expenses.
8.2 Accounting Adjustments.

ARTICLE IX AUDITS; INFORMATION SHARING

9.1 Audits.
9.2 Sharing of Participant Information.

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ARTICLE X GENERAL

10.1 Notices.
10.2 Amendment and Waiver.
10.3 Entire Agreement.
10.4 Parties in Interest.
10.5 No Third-Party Beneficiaries; No Termination of Employment.
10.6 Right to Amend or Terminate Any Plans.
10.7 Effect if Distribution Does Not Occur.
10.8 Relationship of Parties.
10.9 Affiliates.
10.10 Further Assurances and Consents
10.11 Severability.
10.12 Governing Law.
10.13 Counterparts.
10.14 Disputes.
10.15 Assignment.
10.16 Interpretation.
10.17 Headings.

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EMPLOYEE MATTERS AGREEMENT

THIS IS AN EMPLOYEE MATTERS AGREEMENT, dated as of April 30, 2004 (the “Agreement”), by and between Pharmacopeia, Inc., a Delaware corporation (together with its successors and permitted assigns, “Supplier”), and Pharmacopeia Drug Discovery, Inc., a Delaware corporation (together with its successors and permitted assigns, “Spinco”) (collectively, the “Parties” or individually, a “Party”).

Background

WHEREAS, the Board of Directors of Supplier has authorized a distribution of Spinco’s common stock to all holders of outstanding stock of the Supplier (the “Distribution”).

WHEREAS, in connection with the Distribution, Supplier and Spinco will enter into a number of agreements that will govern certain matters relating to the Distribution and the relationship of Supplier and Spinco and their respective subsidiaries and affiliates following the Distribution.

WHEREAS, this Agreement sets forth the arrangements between the Parties relating to certain employee benefit and compensation matters.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

The following words and phrases used in this Agreement shall have the meanings set forth below unless a different meaning is plainly required by the context.

1.1                               “Active Spinco Employee” means:

(a)                                  Any Employee who is performing services for Spinco on the Distribution Date, including any such Employee who is not actively performing such service as a result of sick leave, workers’ compensation leave, short-term disability or other authorized leave of absence; and

(b)                                 Any Employee of Supplier who is designated by Supplier and Spinco as an Employee to whom Spinco offers employment beginning on or before the Distribution Date and who has accepted such offer.

1.2                               “ASO Contract” means an administrative services only contract or other contract with a third-party administrator or service provider that pertains to any Supplier Welfare Plan or Spinco Welfare Plan.

1.3                               “Beneficiary” means the individual(s) designated by an Employee, former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, insurance coverage or any other goods or services under any Plan.

1.4                               “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986

1.5                               “Code” means the Internal Revenue Code of 1986, as amended.

1.6                               “Distribution Agreement” means the Master Separation and Distribution Agreement between Supplier and Spinco of even date herewith.

1.7                               “Distribution Date” means the date upon which Supplier completes the distribution of Spinco’s Common Stock.

1.8                               “Employee” means any individual who performs services pursuant to a common-law employer-employee relationship.

1.9                               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.10                        “Foreign Plan,” when immediately preceded by “Supplier,” means a Plan maintained by Supplier or when immediately preceded by “Spinco,” a Plan maintained by Spinco, in either case for the benefit of Employees who perform services and/or are compensated under a payroll that is administered outside the United States, its territories and possessions, and the District of Columbia.

1.11                        “Former Spinco Employee” means an Employee whose employment with Spinco terminated for any reason (including retirement or long-term disability) before the Distribution Date and who, as of the Distribution Date, is not employed by Supplier or an affiliate of Supplier; provided, however, that any Employee who terminated employment at any time prior to the Distribution Date and subsequently became employed by Supplier after such termination (and did not return to employment with Spinco), shall not be a Former Spinco Employee for any purpose hereunder.

1.12                        “Governmental Authority” means any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including, without limitation, the United States Department of Labor (“DOL”), and the Internal Revenue Service (“IRS”).

1.13                        “Group Insurance Policy” means a group insurance policy issued under any Supplier Welfare Plan or any Spinco Welfare Plan, as applicable.

1.14                        “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”),

1.15                        “HMO” means a health maintenance organization that provides benefits under the Supplier Welfare Plans or the Spinco Welfare Plans.

1.16                        “HMO Agreements” means contracts, letter agreements, practices and understandings with HMOs that provide medical services under the Supplier Welfare Plans or Spinco Welfare Plans.

1.17                        “Key Recipient” means the holders of Supplier Options set forth on Schedule I, attached hereto and made a part hereof.

1.18                        “Liabilities” means any and all losses, claims, charges, compensation, benefits, debts, demands, actions, costs and expenses (including, without limitation, administrative and related costs and expenses of any Plan, program or arrangement), of any nature whatsoever, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

1.19                        “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or any other entity.

1.20                        “Plan” means any plan, policy, program, payroll practice or other arrangement, whether written or unwritten, providing benefits to Employees or former Employees of Supplier or Spinco.

1.21                        “Spinco Common Stock” means the shares of common stock, par value $0.01 per share, of Spinco.

1.22                        “Spinco Welfare Plans” means the welfare benefit plans, programs, and policies that are sponsored by Spinco for all periods after the Distribution Date.

1.23                        “Subsidiary” means, with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries owns or controls, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body.

1.24                        “Supplier Common Stock” means the shares of common stock, par value $0.0001 per share, of Supplier.

1.25                        “Supplier Non-Qualified Plan” means the Pharmacopeia, Inc. Non-Qualified Defined Compensation Plan.

1.26                        “Supplier Savings Plans” means the Employees Tax-Deferred Savings Plan of Pharmacopeia, Inc.

1.27                        “Supplier Stock Incentive Plans” means, collectively, the Pharmacopeia, Inc. 1994 Incentive Stock Plan, the Pharmacopeia, Inc. 2000 Stock Option Plan and the Pharmacopeia, Inc. 1994 Director Option Plan.

1.28                        “Supplier Welfare Plans,” means the welfare benefit plans, programs, and policies listed that are sponsored by Supplier.

1.29                        “Transition End Date” means December 31, 2004, or such other date as the parties mutually agree in writing.  The Transition End Date may be different for different plans, programs or arrangements if the Parties so provide in writing.

1.30                        “Transition Period” means the period beginning on the Distribution Date and ending on the Transition End Date.  The Transition Period may be different for different plans, programs or arrangements if the Parties so provide in writing.

ARTICLE II
EMPLOYEES AND ALLOCATIONS OF LIABILITIES

2.1                               Identification and Employment.  Effective as of the Distribution Date, Supplier and Spinco shall jointly compile a list by name, social security number, job title and assigned location of all Active Spinco Employees.  Effective as of the Distribution Date, Spinco shall employ all such identified Active Spinco Employees.  Effective as of the Distribution Date, Supplier and Spinco shall jointly compile a list by name and social security number of all Former Spinco Employees who are identifiable at such time.  An individual who would be classified as a Former Spinco Employee shall be treated as such for all purposes of this Agreement notwithstanding that such individual is not on the list provided for in the preceding sentence.

2.2                               Spinco Assumption of Liabilities.  Except as specifically provided otherwise in this Agreement, Spinco shall, on behalf of itself and its Subsidiaries, assume (i) all Liabilities related to Active Spinco Employees and Former Spinco Employees incurred in connection with their employment by Spinco or Supplier prior to the Distribution Date; (ii) all Liabilities related to Active Spinco Employees and Former Spinco Employees arising on or after the Distribution Date relating to employment with any affiliate of Spinco; and (iii) all other Liabilities related to, arising out of, or resulting from obligations, liabilities and responsibilities assumed or retained by Spinco under this Agreement or a Plan sponsored or maintained by Spinco.

ARTICLE III
SAVINGS PLANS

3.1                               Transition Period

(a)                                  Spinco will take all such actions as are necessary to adopt the Supplier Savings Plan, effective as of the Distribution Date, as another participating “Employer,” within the meaning of the Supplier Savings Plan; such adoption shall be limited by this Agreement and shall solely relate to the Spinco Employees and any new employees of Spinco who become eligible to participate in the Supplier Savings Plan.  Supplier hereby consents to the adoption of the Plan by Spinco and agrees to take all such actions as are reasonably necessary to facilitate the adoption of the Plan by Spinco.  Supplier and Spinco agree to cooperate and share the costs on a pro rata basis (determined by number of participants in the Savings Plan who are Active or Former Spinco or Supplier Employees) of (i) communicating with the trustee, recordkeepers and all other providers with respect to the Supplier Savings Plan, and (ii) communicating with Supplier Savings Plan participants, including providing any summary of material modifications necessary under ERISA.

(b)                                 Spinco and Supplier acknowledge and understand that the Supplier Savings Plan will be a “multiple employer plan” within the meaning of section 413(c) of the Code for the period that both Spinco and Supplier participate in the Plan simultaneously.

(c)                                  Spinco hereby agrees to: (i) to withhold all elective deferrals, and make any required matching contributions as described in the Supplier Savings Plan, and deliver them to the trustee of the Supplier Savings Plan; (ii) in its discretion, make any other contributions (such as qualified non-elective or qualified matching contributions) as described in the Supplier Savings Plan, and deliver them to the Trustee of the Plan; (iii) provide Spinco Employees who are participants in the Supplier Savings Plan (or become participants) with access to their accounts and opportunity to make investment fund elections in accordance with the terms of the Plan; and (iv) account for all hours of service earned under the Supplier Savings Plan, hirings, terminations and attainment of eligibility under the Supplier Savings Plan, and communicate such events as necessary with the recordkeeper or trustee of the Supplier Savings Plan.

(d)                                 Supplier, as the primary employer under the Supplier Savings Plan, hereby agrees to retain sole responsibility for (i) amending the Supplier Savings Plan for purposes of maintaining tax-qualification under the Code and compliance with the provisions of ERISA; (ii) communicating with the recordkeeper, trustee, custodian and other similar service providers for the Supplier Savings Plan (except as set forth above); and (iii) (A) correcting any qualification failures or plan document failures (as described in the IRS Employee Plans Compliance Resolution System), and (B) correcting any fiduciary violations with the DOL (including corrections under the Voluntary Fiduciary Compliance Program).  Supplier shall share a pro rata portion (relating to the period after adoption by Supplier with respect to Supplier’s employees and former employees who participate or participated in the Supplier Savings Plan due to their employment with Supplier) of the costs and expenses associated with each of the foregoing provisions, except paragraph (iii). The costs of paragraph (iii) shall be borne by the party at fault (and shared based upon fault if both parties are at fault).

(e)                                  Effective as of the Distribution Date, Supplier shall amend the Supplier Savings Plan to provide that (i) any matching contributions to be made on or after the Distribution Date with respect to Active Spinco Employees shall be made in Spinco Common Stock, and (ii) any matching contributions to be made on or after the Distribution Date with respect to any Supplier employees shall be made in Supplier Common Stock; provided, however, that Supplier and Spinco shall be permitted to exercise their discretion to permit the investment of matching contributions in any other investment fund available under the Supplier Savings Plan excluding the common stock fund of the other Party.

(f)                                    As of the Distribution Date, any matching contributions or other amounts credited to Spinco Employees’ accounts under the Supplier Savings Plan that are invested in Supplier Common Stock, shall receive a distribution of Spinco Common Stock in accordance with the Distribution Agreement.  After the Distribution Date, such amounts shall be invested in accordance with the terms of the Plan, as amended by either Party.

3.2                               Establishment of and Transfer to the Spinco Savings Plan.

(a)                                  Spinco shall only be an employer participating in the Plan with respect to the Spinco Employees for the period beginning on the Distribution Date and ending on the Transition End Date.  Effective as of the Transition End Date, Spinco shall establish a separate savings plan for the benefit of Spinco Employees (“Spinco Savings Plan”).

(b)                                 Effective as of the Transition End Date, Spinco shall adopt the Spinco Savings Plan, which shall provide benefits with respect to Active Spinco Employees, their Beneficiaries and their respective alternate payees immediately after the Transition End Date.  For purposes of eligibility and vesting, all service recognized under the Supplier Savings Plan (for periods immediately before the Transition End Date) shall, as of immediately after the Distribution Date, be recognized and taken into account under the Spinco Savings Plan.

(c)                                  Effective as of the Transition End Date, Spinco shall establish or cause to be established with respect to the Spinco Savings Plan, a trust, which shall be exempt from taxation under Code section 501(a).

(d)                                 As soon as practicable after the Transition End Date, but no later than 30 days after the Transition End Date, Supplier shall cause the accounts (if any) of the Active Spinco Employees and Former Spinco Employees, their Beneficiaries and their respective alternate payees, if any, under the Supplier Savings Plan that are held by its related trust to be transferred to the Spinco Savings Plan and its related trust, and Spinco shall cause such transferred accounts to be accepted by such plan and trust, in accordance with Section 414(l) of the Code to the extent applicable.  The transfer of such accounts shall be made:  (A) in kind, to the extent the assets consist of investments in the Spinco Common Stock Fund and (B) otherwise in cash, interests in mutual funds, securities, or other property or in a combination thereof, as the Parties may agree, but, to the extent practicable, shall be invested initially in comparable investment options in the Spinco Savings Plan as such accounts were invested immediately before the date of transfer.  Any outstanding loan balances under any Supplier Savings Plans to Active Spinco Employees and Former Spinco Employees shall also be transferred with the underlying accounts.  After the transfer, (i) Active and Former Spinco Employees will be able to sell the Supplier Common Stock held in their account under the Spinco Savings Plan, and (ii) Active and Former Supplier Employees will be able to sell the Spinco Common Stock held in their account under the Supplier Savings Plan.

(e)                                  Spinco shall apply to the IRS for favorable determination letters with respect to the tax-qualified status of the Spinco Savings Plan as soon as practicable after the Transition End Date, and Spinco, consistent with the terms of this Agreement, shall make such amendments to such Savings Plans as may be required by the IRS in order for Spinco to receive favorable determination letters with respect to these Plans.

(f)                                    After the Transition End Date, all beneficiary designations made by Active Spinco Employees or their respective alternate payees with respect to the Supplier Savings Plan shall be transferred to and be in full force and effect under the Spinco Savings Plans until such beneficiary designations are replaced or revoked by the individual who made such beneficiary designation.

3.3                               Governmental Filings.  Supplier and Spinco shall cooperate to make any and all filings required with respect to the Supplier Savings Plans and the Spinco Savings Plans under the Code or ERISA or in connection with any of the transactions described in this Article III.

ARTICLE IV
WELFARE PLANS

4.1                               Continuation in Supplier Welfare Plans

(a)                                  Spinco will take all such actions as are necessary to adopt the Supplier Welfare Plans, effective as of the Distribution Date; such adoption shall be limited by this Agreement and shall solely relate to the Spinco Employees and any new employees of Spinco who become eligible to participate in the Supplier Welfare Plan.  Supplier hereby consents to the adoption of the Plan by Spinco and agrees to take all such actions as are reasonably necessary to facilitate the adoption of the Welfare Plans by Spinco.  Supplier and Spinco agree to cooperate and share the costs on a pro rata basis (determined by number of participants in the relevant Welfare Plan who are Active or Former Spinco or Supplier Employees) of (i) communicating with the insurance companies, HMOs and all other providers or third-party administrators with respect to the benefits provided under the Welfare Plans, and (ii) communicating with Welfare Plan participants, including providing any summary of material modifications necessary under ERISA.  Spinco and Supplier acknowledge and understand that the Supplier Welfare Plans will be “multiple employer welfare arrangements” within the meaning of Section 3 (40) ERISA.

(b)                                 Supplier, as the primary employer under the Welfare Plan, hereby agrees to retain sole responsibility for (i) amending the Plan for purposes of maintaining compliance with the provisions of ERISA and (ii) correcting any fiduciary violations with the DOL.  Supplier and Spinco shall share a pro rata portion (determined by number of participants in the relevant Welfare Plan who are Active or Former Spinco or Supplier Employees) of the costs and expenses associated with each of the foregoing provisions (relating to the period after adoption by Supplier with respect to Supplier’s employees and former employees who participate or participated in the Plans due to their employment with Supplier), except paragraph (ii). The costs of paragraph (ii) shall be borne by Supplier.

(c)                                  Spinco hereby agrees to (i) withhold all employee contributions and make all employer contributions as required by any applicable Supplier Welfare Plan, and pay such contributions as directed by the Supplier and (ii) notify the Supplier regarding any changes of status or termination of employment by any Spinco Employees, Spinco Former Employees or Beneficiaries who are participants in the Welfare Plans, within the meaning of section 125 of the Code and the regulations thereunder.

(d)                                 Vendor Contracts.

(i)                                     Before the Distribution Date, Supplier shall take such steps as are necessary under each ASO Contract, Group Insurance Policy and HMO Agreement in existence as of the date of this Agreement to permit Spinco to participate in the terms and conditions of such ASO Contract, Group Insurance Policy or HMO Agreement beginning immediately after the Distribution Date.

(ii)                                  Supplier shall determine, and shall promptly notify Spinco of, the manner in which Spinco’s participation in the terms and conditions of ASO Contracts, Group Insurance Policies and HMO Agreements, as set forth above is to be effectuated.  Spinco hereby authorizes Supplier to act on its behalf to extend to Spinco the terms and conditions of the ASO Contracts, Group Insurance Policies and HMO Agreements during the Transition Period.  Spinco shall fully cooperate with Supplier in such efforts.

(iii)                               Supplier and Spinco shall use their reasonable best efforts to cause each of the insurance companies, HMOs, paid provider organizations and third-party administrators providing services and benefits under the Supplier Welfare Plans and the Spinco Welfare Plans to maintain the premium and/or administrative rates, based on the aggregate number of participants in both the Supplier Welfare Plans, during the Transition Period, and the Spinco Welfare Plans.

(iv)                              For the Transition Period, Spinco shall be responsible, subject to the direction and control of Supplier, for the management of the existing contractual and other arrangements pertaining to the administration of the Spinco Welfare Plans.  Immediately after the Distribution Date, Spinco shall be responsible for the management and control of the ASO contracts, Group Insurance Policies and HMO Agreements and other vendor contracts and relationships to the extent such contracts, policies and agreements apply to the Spinco Welfare Plans.  Notwithstanding the foregoing, nothing contained in this Section 4.1(d)(iv) shall permit Spinco to direct any insurance carrier, third-party vendor or claims administrator with respect to any contractual arrangement, policy or agreement under any Supplier Welfare Plan.

(e)                                  For the period before the Distribution Date and for the Transition Period, Supplier shall be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of COBRA, and the portability requirements under HIPAA, with respect to Active Spinco Employees, Former Spinco Employees and their Beneficiaries and shall be responsible for furnishing all necessary employee change notices with respect to these persons in accordance with applicable Supplier policies and procedures.  Following the time periods described in the preceding sentence, Spinco shall be solely responsible for administering compliance with and satisfying any outstanding COBRA or HIPAA obligation with respect to Active Spinco Employees, Former Spinco Employees and their Beneficiaries.

(f)                                    If Spinco recovers any amounts through subrogation or reimbursement for claims paid by Supplier to Active Spinco Employees, Former Spinco Employees or their Beneficiaries, Spinco shall pay such amounts to Supplier.

4.2                               Establishment of Welfare Plans.  Effective as of the Transition End Date, Spinco shall take all actions necessary or appropriate to establish the Spinco Welfare Plans to provide Active Spinco Employees (and Former Spinco Employees, if applicable) those benefits it determines in its sole discretion.  Spinco shall provide coverage to Active Spinco Employees (and Former Spinco Employees, if applicable) under such Spinco Welfare Plans without the need to undergo a physical examination or otherwise provide evidence of insurability, will not impose pre-existing condition exclusions and will recognize and maintain all irrevocable assignments and elections made by Active Spinco Employees (and Former Spinco Employees, if applicable) in connection with any life insurance coverage under the Supplier Welfare Plans.

4.3                               Vacation and Sick Pay Liabilities.  Effective as of the Distribution Date, Spinco shall assume all Liabilities for vacation, sick leave and other paid time off in respect of all Active Spinco Employees (and Former Spinco Employees, if applicable) as of the Distribution Date.

4.4                               Medical Spending/Dependent Care Accounts.  As soon as practicable after the Transition End Date, Supplier shall reimburse Spinco for the aggregate contributions to such accounts withheld by Supplier from Active Spinco Employees (and Former Spinco Employees, if applicable) prior to the Distribution Date to the extent that Supplier did not exhaust such contributions by providing benefits to Active Spinco Employees (and Former Spinco Employees, if applicable) prior to the Distribution Date, or if benefits paid by Supplier to Active Spinco Employees (and Former Spinco Employees, if applicable) prior to the Distribution Date exceeds the contributions withheld by Supplier from Active Spinco Employees (and Former Spinco Employees, if applicable), Spinco shall reimburse Supplier for such difference.

4.5                               Severance.  The Parties agree that, with respect to Active Spinco Employees who, in connection with the Distribution, cease to be employees of Supplier and become Employees of Spinco, such cessation shall not be deemed a severance of employment for purposes of any Plan that provides for the payment of severance, salary continuation or similar benefits.  The Parties shall take all such action, including, but not limited to, amending any Plan to give effect to the provisions of this Section.

4.6                               Workers’ Compensation and Unemployment Compensation.  Effective as of the Distribution Date, Spinco shall assume all Liabilities for Active Spinco Employees and Former Spinco Employees related to any and all workers’ compensation and unemployment compensation matters under any law of any state, territory, or possession of the United States or the District of Columbia and Spinco shall be fully responsible for the administration of all such claims.  If Spinco is unable to assume any of such Liabilities or the administration of any such claim because of the operation of applicable state law or for any other reason, Spinco shall reimburse Supplier for all such Liabilities.

4.7                               HIPAA Business Associate Provisions.

(a)                                  Definitions.  For purposes of this Section 4.7, the following words and phrases shall have the meanings set forth below.

(i)                                     “Designated Record Set” shall have the meaning set out in its definition at 45 C.F.R. §164.501, as such provision is currently drafted and as subsequently amended.

(ii)                                  “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for Spinco.

(iii)                               “Individually Identifiable Health Information” shall have the meaning set out in its definition at 45 C.F.R. §164.501, as such provision is currently drafted and as subsequently amended.

(iv)                              “Privacy Standards” shall mean the Standards for Privacy of Individually Identifiable Health Information promulgated under HIPAA.

(v)                                 “Protected Health Information” or (“PHI”) shall have the meaning set out in its definition at 45 C.F.R. §164.501, as such provision is currently drafted and as subsequently amended.

(b)                                 Use and Disclosure of PHI.  Supplier may use and disclose PHI received from Spinco or created or received by Supplier on behalf of Spinco solely as permitted or required by this Agreement or as otherwise required by law.  Supplier shall not use and disclose PHI received from Spinco or created or received by Supplier on behalf of Spinco in any manner that would constitute a violation of the Privacy Standards if used in such manner by Spinco.

(c)                                  Safeguards.  Supplier agrees that it will use commercially reasonable efforts to safeguard PHI and to prevent use or disclosure of PHI other than as provided for under this Section 4.7.

(d)                                 Reporting of Disclosures of PHI.  Supplier shall report to Spinco any use or disclosure of PHI in violation of this Section 4.7 of which it becomes aware.

(e)                                  Agreements with Third Parties.  Supplier shall obtain agreement with any agent or subcontractor that will have access to PHI that is received from, or created or received by Supplier on behalf of Spinco, to be bound by the same restrictions, terms, and conditions that apply to Supplier pursuant to this Section 4.7 with respect to such PHI.

(f)                                    Access to Information. Within twenty-five (25) days of receipt of a request by Spinco for access to PHI in a Designated Record Set concerning an individual whose PHI is held by Supplier under this Agreement, Supplier will provide such access to an individual in accordance with 45 C.F.R. § 164.524.

(g)                                 Availability of PHI for Amendment.  Within fifty (50) days of receipt of a request from Spinco for the amendment of an individual’s PHI contained in a Designated Record Set, Supplier agrees to make any amendment to PHI in a Designated Record Set that Spinco directs or agrees to pursuant to 45 C.F.R. §164.526.

(h)                                 Accounting of Disclosures.  Within fifty (50) days of receipt of a notice from Spinco to Supplier stating that Spinco has received a request for an accounting of disclosures of PHI regarding an individual, Supplier shall make available to Spinco such information as is in Supplier’s possession and is required for Spinco to make the accounting under 45 C.F.R. §164.528.  Supplier agrees to document such disclosures of PHI and information related to such disclosures as would be required for Spinco to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528.

(i)                                     Availability of Books and Records.  Supplier agrees to make its internal policies, procedures, practices, books, records and agreements relating to the use and disclosure of PHI received from, or created or received by Supplier on behalf of, Spinco available to the Secretary of the Department of Health and Human Services (“Secretary”) for purposes of determining Spinco’s compliance with the Privacy Standards, subject to attorney-client and other applicable legal privileges.

(j)                                     Return of PHI upon Termination.  Upon termination of the Agreement for any reason, Supplier shall return to Spinco all PHI received from Spinco or created or received by Supplier on behalf of Spinco and which Supplier still maintains in any form.  Prior to doing so, Supplier further agrees to recover any PHI in the possession of its subcontractors or agents.  Supplier shall not retain any copies of such PHI.  If it is not feasible to return such PHI as determined by Spinco, Supplier agrees to extend any and all protections, limitations, and restrictions in this Section 4.7 to Supplier’s use and disclosure of any PHI retained after the termination of the Agreement, and to limit any further uses and disclosures to the purpose or purposes that make the return of PHI infeasible.  If it is not feasible for Supplier to obtain from a subcontractor or agent any PHI in the possession of the subcontractor or agent, Supplier will require the subcontractor and/or agent to agree to extend any and all protections, limitations, and restrictions in this Section 4.7 to the subcontractors’ and/or agents’ use and disclosure of any PHI retained after the termination of the Agreement, and to limit any further uses and disclosures to the purposes that make the return of the PHI infeasible.

(k)                                  Termination.  Pursuant to 45 C.F.R. §164.504(e)(2)(iii), Spinco may upon ten (10) days notice terminate the provisions of any agreement that relates to the administration of any Welfare Plan determined to be a health plan under the Privacy Standards if Spinco determines that Supplier has breached a material term of this Section 4.7.  Alternatively, Spinco may (i) provide Supplier with 30 days written notice of the existence of an alleged material breach; and (ii) afford Supplier an opportunity to cure said alleged material breach to Spinco’s satisfaction within the stated time period.  Failure to cure the alleged breach is grounds for immediate termination of the provisions of any agreement that relates to the administration of any Welfare Plan determined to be a health plan under the Privacy Standards; provided, however, that in the event that Spinco determines that such termination is not feasible, Supplier hereby acknowledges that Spinco shall have the right to report the breach to the Secretary, notwithstanding any other provision of the Agreement to the contrary.  Spinco reserves the right to cure any breach by Supplier of any provision of this Section 4.7; provided, however, that Spinco retains its right to terminate relevant provision of an agreement as provided under this Section 4.7(k) and its right to seek related remedies, even if Spinco is able to cure the breach.

(l)                                     Spinco’s Obligations.  Spinco shall notify Supplier of any limitation(s) in its notice of privacy practices, to the extent that such limitation may affect Supplier’s use or disclosure of PHI.  Spinco also shall notify Supplier of any changes in, or revocation of, permission by an individual to use or disclose PHI, to the extent that such changes may affect Supplier’s use or disclosure of PHI.  Spinco also shall notify Supplier of any restriction to the use or disclosure of PHI that Spinco has agreed to in accordance with 45 C.F.R. § 164.522, to the extent that such restriction may affect Supplier’s use or disclosure of PHI.

(m)                               Management and Administration.  Except as otherwise limited in this Agreement, Supplier may use PHI for the proper management and administration of the Spinco health plan or to carry out the legal responsibilities of Supplier.  Except as otherwise limited in this Agreement, Supplier may disclose PHI for the proper management and administration of the Spinco health plan, provided that disclosures are required by law, or Supplier obtains reasonable assurances from the person to whom the information is disclosed that it will remain confidential and used or further disclosed only as required by law or for the purposes for which it was disclosed to the person.  The person also must agree to notify Supplier of any instances of which it is aware in which the confidentiality of the information has been breached.

(n)                                 Amendment.  The parties agree to take such action as is necessary to amend this Section 4.7 from time to time as is necessary for Spinco to comply with the requirements of the Privacy Standards.

ARTICLE V
EXECUTIVE COMPENSATION PROGRAMS

5.1                               Supplier Non-Qualified Plan.

(a)                                  All Active Spinco Employees shall cease to be eligible to participate in the Supplier Non-Qualified Plan as of the Distribution Date.

(b)                                 Effective as of the Distribution Date, (i) Spinco shall assume all Liabilities in connection with the Supplier Non-Qualified Plan for Active Spinco Employees (and Former Spinco Employees, if applicable) and Supplier shall have no responsibility with respect to such Liabilities, (ii) to the extent those Liabilities are funded by a rabbi trust, the assets relating to Active Spinco Employees (and Former Spinco Employees, if applicable), shall be transferred to Spinco or a rabbi trust designated by Spinco as soon as practicable following the Distribution Date, (iii) Spinco shall establish a non-qualified deferred compensation plan on such terms as it determines in its sole discretion (“Spinco Non-Qualified Plan”), and (iv) as applicable, all service recognized under the Supplier Non-Qualified Plan (for periods immediately before the Distribution Date) shall, as of immediately after the Distribution Date, be recognized and taken into account under the Spinco Non-Qualified Plan.

5.2                               Bonus Plans.  Spinco shall assume all Liabilities for or related to Active Spinco Employees (and Former Spinco Employees, if applicable) payable under any bonus plan sponsored or maintained by Spinco or Supplier with respect to the period prior to the Distribution Date; provided, however, that Supplier and Spinco may jointly make such adjustments to the financial goals, targets, payments and forms of payment as they deem appropriate to reflect the Distribution.  As of the Distribution Date, Spinco may establish a bonus plan covering such of its Active Spinco Employees as it in its sole discretion deems appropriate.

ARTICLE VI
STOCK INCENTIVE PLANS

6.1                               Stock Option Awards.

(a)                                  Effective as of the Distribution Date, Spinco shall establish an equity-based incentive plan for the benefit of Spinco’s employees, consultants and directors (“Spinco Stock Incentive Plan”), with such terms as Spinco determines, in its sole discretion.

(b)                                 Except as provided in Section 6.1(c) for Key Recipients and Section 6.1(d) for Director Recipients, employees and consultants who have received unexercised options (whether vested or unvested) to purchase Supplier Common Stock (“Supplier Options”) under the Supplier Stock Incentive Plans before the Distribution Date, and who become employees or consultants of Spinco on the Distribution Date, will have each of their unexercised Supplier Options converted into options to purchase Spinco Common Stock (“Spinco Options”) under the Spinco Stock Incentive Plan as of the Distribution Date, subject to the following terms and conditions:

(i)                                     The terms of the conversion described in this Section will be determined by reference to, and in consideration of, the ratio of the market price of Supplier common stock and Spinco Common Stock immediately before or after the distribution.  The conversion will preserve the then intrinsic value of the existing Supplier Options.  Following the conversion contemplated by this Section, the aggregate market value of the Spinco Common Stock purchasable under the Spinco Options immediately after the Distribution will be approximately equal to the aggregate market value of the Supplier Common Stock that was purchasable under the Supplier Options immediately before the distribution, with the aggregate exercise price of the Spinco Options being the same as the Supplier Options (except to the extent the number of shares purchasable is rounded down to the nearest whole share).

(ii)                                  The term, vesting and other terms of the Spinco Options will be the same as the terms of the current Supplier Options; notwithstanding any contrary provision of the Spinco Stock Incentive Plan.

(c)                                  Each Key Recipient of Supplier Options under the Supplier Stock Incentive Plans before the Distribution Date who becomes an employee or consultant of Spinco on the Distribution Date, will, have 30% of his or her unexercised vested Supplier Options converted into Spinco Options under the Spinco Stock Incentive Plan as of the Distribution Date.  The remaining 70% of his or her vested, unexercised Supplier Options shall remain under the terms of the Supplier Stock Incentive Plan (“Key Supplier Options”).  Unvested Supplier Options held by Key Recipients (other than the Designated Key Recipient identified on Schedule I) will be converted into Spinco Options in accordance with Section 6.1(b).  Unvested Supplier Options held by the Designated Key Recipient identified on Schedule I will remain under the terms of the Supplier Stock Incentive Plan as unvested Key Supplier Options.  Supplier will administer the applicable Supplier Stock Incentive Plan to provide that the holders of the Key Supplier Options will not be treated as terminating employment or service with Supplier due to the Distribution, solely for purposes of determining the terms applicable to the Key Supplier

Options after the Distribution Date.  The term, vesting and other terms of the Spinco Options will be the same as the terms of the current Supplier Options.  The valuation and determination of the number of Spinco Options and Supplier Options will be made in the same manner as described in Section 6.1(b)(i).

(d)                                 Each recipient of Supplier Options who is a director of Supplier (“Director Recipient”) before the Distribution Date will have 30% of his or her unexercised Supplier Options converted into Spinco Options under the Spinco Stock Incentive Plan as of the Distribution Date.  The remaining 70% of his or her unexercised Supplier Options shall remain under the terms of the Supplier Stock Incentive Plan (“Director Supplier Options”).  Supplier will administer the applicable Supplier Stock Plan to provide that the holders of the Director Supplier Options who do not remain as directors of Supplier after the Distribution will not be treated as terminating service from Supplier due to the Distribution, solely for purposes of determining the terms applicable to the Director Supplier Options after the Distribution Date.  The term, vesting and other terms of the Spinco Options will be the same as the terms of the current Supplier Options.  The valuation and determination of the number of Spinco Options and Supplier Options will be made in the same manner as described in Section 6.1(b)(i).

(e)                                  Spinco shall make such additional awards under the Spinco Stock Incentive Plan to Active Spinco Employees, consultants and directors as it in its sole discretion deems appropriate.

6.2                               Employee Stock Purchase Plan.

(a)                                  Effective as of the Distribution Date, Spinco shall establish an employee stock purchase plan (the “Spinco ESPP”) that will provide benefits that are similar to those provided under the Supplier Employee Stock Purchase Plan (the “Supplier ESPP”) immediately before the Distribution Date.

(b)                                 Effective as of the Distribution Date, Supplier shall amend the Supplier ESPP to provide that any amounts contributed by Active Spinco Employees to the Supplier ESPP shall be transferred to Spinco and shall be applied to the purchase of Spinco Common Stock under the Spinco ESPP.  The rights to purchase Supplier Common Stock, which have been earned under the Supplier ESPP shall be converted, in accordance with the procedures described in Section 6.1(b) and applicable law, into rights to purchase Spinco Common Stock under the Spinco ESPP effective as of the Closing Date.  The initial “purchase period” under the Spinco ESPP will end on the same date that such period is scheduled to end under the Supplier ESPP.  Additional purchase periods under the Spinco ESPP will be subject to the terms and conditions determined by Spinco in its sole discretion.

ARTICLE VII
FOREIGN PLANS

7.1                               Foreign Retirement Plans.  Supplier and Spinco shall use their reasonable best efforts so that, as soon as practicable after the Distribution Date, all Supplier Foreign Plans which provide retirement benefits solely to Active Spinco Employees and Former Spinco Employees shall be assumed by Spinco together with all related assets and liabilities and neither

Supplier nor any Supplier Group Plan shall retain any liability with respect to such Foreign Plans.

7.2                               Foreign Welfare Plans.  Supplier and Spinco shall use their reasonable best efforts, effective as of the Distribution Date, and to the extent allowed under foreign laws, to handle the Foreign Plans which provide welfare benefits in a manner which mirrors the approach outlined in this Agreement for the various employee benefit plans.

ARTICLE VIII
ACCOUNTING

8.1                               Payment of and Accounting Treatment for Expenses.

(a)                                  Except as specifically provided in this Agreement, all expenses (and the accounting treatment related to such expenses) related to liabilities through the Distribution Date regarding matters addressed in this Agreement shall be handled and administered in the ordinary course by Supplier and Spinco in accordance with past Supplier accounting and financial practices and procedures pertaining to such matters.  To the extent such expenses are unpaid as of the Distribution Date that pertain to Active Spinco Employees or Former Spinco Employees, Spinco shall be solely responsible for such payment, without regard to any accounting treatment to be accorded such expense by Supplier or Spinco on their respective books and records.  The accounting treatment to be accorded all such expenses, whether such expenses are paid by Supplier or Spinco, shall be determined by Supplier.

(b)                                 Spinco shall assume any balance sheet liability for any Liabilities assumed by it under this Agreement as of the Distribution Date or thereafter, with respect to any Active Spinco Employee or Former Spinco Employees.  The determination of any balance sheet liability as of the close of business on the Distribution Date shall be determined by Supplier consistent with past accounting practices, consistently applied.

8.2                               Accounting Adjustments.  Before the Distribution Date, Spinco will have established on its books for financial accounting purposes liabilities and reserves for deferred compensation, welfare and other employee benefit plan obligations that will be retained or assumed by Spinco under this Agreement, and Supplier will have adjusted the liabilities and reserves on its books for financial accounting purposes to take into account Spinco’s assumption or retention of Liabilities under this Agreement.  The initial adjustments as of the Distribution Date will be made on an estimated basis.  After the Parties have finally calculated the actual liabilities under this Agreement, each Party shall appropriately adjust its liabilities and reserves to reflect the amount of the liabilities and reserves that are properly allocable to that Party.

ARTICLE IX
AUDITS; INFORMATION SHARING

9.1                               Audits.

(a)                                  Each of Supplier and Spinco, and their duly authorized representatives, shall have the right to conduct audits at any time upon reasonable prior notice, at their own expense, with respect to all information provided to it or to any Plan trustee, recordkeeper or third-party administrator by the other Party.  The Party conducting the audit shall have the sole discretion to determine the procedures and guidelines for conducting audits and the selection of audit representatives under this Section.  The auditing Party shall have the right to make copies of any records at its expense.  The Party being audited shall provide the auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives.  After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within ten business days after receiving such draft.

(b)                                 The auditing Party’s audit rights under this Section shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and affiliates of the Party being audited and of any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to the extent any such persons are affected by or addressed in this Agreement.  The Party being audited shall, upon written request from the auditing Party, provide an individual (at the auditing Party’s expense) to supervise any audit of any such benefit provider or third-party.  The auditing Party shall be responsible for supplying, at its expense, additional personnel sufficient to complete the audit in a reasonably timely manner.

9.2                               Sharing of Participant Information.  Subject to any limitations expressly provided for herein, Supplier and Spinco shall share, Supplier shall cause each applicable affiliate of Supplier to share, and Spinco shall cause each applicable affiliate of Spinco to share, with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Supplier Plans and the Spinco Plans.  Supplier and Spinco and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

ARTICLE X
GENERAL

10.1                        Notices.  All notices, requests, claims and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery by hand, by reputable overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses listed below:

if to Supplier, to:	Pharmacopeia, Inc.
9685 Scranton Road
San Diego, CA
	Attn.:	Vice President, Human Resources
	Fax:	(858) 799-5100

if to Spinco, to:	Pharmacopeia Drug Discovery, Inc.
3000 Eastpark Blvd.
Cranbury, NJ 08512
	Attn:	Executive Vice President, Human Resources
	Fax:	(609) 452-3671

or to such other address as any Party may, from time to time, designate in a written notice given in accordance with this Section.  Notice given by hand shall be deemed delivered when received by the recipient.  Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed.  Notice given by reputable overnight courier shall be deemed delivered on the next following business day after the same is sent.  Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.

10.2                        Amendment and Waiver.  This Agreement may not be altered or amended, nor may rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver.  No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

10.3                        Entire Agreement.  This Agreement constitutes the entire understanding of the Parties with respect to the subject matter herein addressed, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

10.4                        Parties in Interest.  Neither of the Parties may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

10.5                        No Third-Party Beneficiaries; No Termination of Employment.  No provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Active Spinco Employee or Former Spinco Employee under any Supplier Plan or Spinco Plan or otherwise.  Without limiting the generality of the foregoing, neither the Distribution nor the termination of the controlled group status of a affiliate of Spinco shall cause any Employee to be deemed to have incurred a termination of employment that by itself entitles such individual to the commencement of benefits under any of the Supplier Plans, any of the Spinco Plans, or any individual agreements.

10.6                        Right to Amend or Terminate Any Plans.  Nothing in this Agreement other than those provisions specifically set forth in this Agreement to the contrary shall preclude Spinco or Supplier, at any time after the Distribution Date, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Spinco plan or Supplier Plan, respectively, any benefit under any Plan or any trust, insurance policy or funding vehicle related to any Spinco Plan or Supplier Plan.

10.7                        Effect if Distribution Does Not Occur.  If the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distribution Date, immediately after the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by Spinco and Supplier.

10.8                        Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, or a partnership or joint venture between the Parties, it being understood and agreed that no provision contained in this Agreement, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth in this Agreement.

10.9                        Affiliates.  Each of Supplier and Spinco shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by affiliates of Supplier or affiliates of Spinco, respectively, where relevant.

10.10                 Further Assurances and Consents   In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use its reasonable best efforts to (a) execute and deliver such further instruments and documents and take such other actions as any other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms of this Agreement and (b) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no Party shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third-party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the Party.

10.11                 Severability.  The provisions of this Agreement are severable and should any provision of this Agreement be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not part of this Agreement.

10.12                 Governing Law.  Subject to federal law, this Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

10.13                 Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

10.14                 Disputes.

(a)                                  Resolution of any and all disputes arising from or in connection with this Agreement, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes in connection with claims by third parties (collectively, “Disputes”), shall be subject to the provisions of this Section 10.14; provided, however, that nothing contained in this Agreement shall preclude either Party from seeking or obtaining (i) injunctive relief or (ii) equitable or other judicial relief to enforce the provisions of this Agreement or to preserve the status quo pending resolution of Disputes hereunder.

(b)                                 Either Party may give the other Party written notice of any Dispute not resolved in the normal course of business.  The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives of the parties who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.  Within 30 days after delivery of the notice, the foregoing executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary for a period not to exceed 15 business days, to attempt to resolve the Dispute.  All reasonable requests for information made by one Party to the other will be honored.  If the parties do not resolve the Dispute within such 45 business day period (the “Initial Negotiation Period”), the Parties shall attempt in good faith to resolve the Dispute by negotiation between (a) in the case of Supplier, the Chief Financial Officer and (b) in the case of Spinco, the Chief Financial Officer (collectively, “Designated Officers”).  Such officers shall meet at a mutually acceptable time and place (but in any event no later than 15 business days following the expiration of the Initial Negotiation Period) and thereafter as often as they reasonably deem necessary for a period not to exceed 15 business days, to attempt to resolve the Dispute.

(c)                                  If the Dispute has not been resolved by negotiation within 75 business days of the first Party’s notice, or if the Parties failed to meet within 30 business days of the first Party’s notice, or if the Designated Officers failed to meet within 60 business days of the first Party’s notice, either Party may commence any litigation or other procedure allowed by law.

10.15                 Assignment.  Neither of the parties may assign or delegate any of its rights or duties under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld; provided that Supplier may, at any time, assign or delegate its rights or duties hereunder to Accelrys, Inc without obtaining the consent of Spinco.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.  Notwithstanding the foregoing, Spinco may, and hereby gives notice to Supplier that it intends to, pledge its rights and obligations under this

Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof.

10.16                 Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless the context otherwise requires or unless otherwise specified.

10.17                 Headings.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

PHARMACOPEIA, INC.

By:	/s/ John J. Hanlon
Name: John J. Hanlon
Title: Chief Financial Officer

PHARMACOPEIA DRUG DISCOVERY, INC.

By:	/s/ Joseph A. Mollica, Ph.D.
Name: Joseph A. Mollica, Ph.D.
Title: President and Chief Executive Officer